Exhibit 4.12

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH IT MAY BE CONVERTIBLE HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”), AND HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES (I) ARE REGISTERED UNDER THE SECURITIES LAWS OR (II) ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND THE MAKER IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

Warp Technology Holdings, Inc.

PROMISSORY NOTE

$___________ [Date______]

Greenwich, Connecticut

For value received, Warp Technology Holdings, inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of      or its affiliates (collectively, “Lender”) the principal sum of up to      Dollars ($     ). Interest shall accrue daily based on a 360-day year from the date set forth above, at the rate of ten percent (10%) per annum. The principal amount of this Note, together with accrued interest, shall be due and payable ninety (90) days from and after the date set forth above (the “Original Maturity Date”), unless this Note is converted into debt or equity securities of the Maker in the Maker’s next financing involving sales by Maker of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction.

This Note shall be construed in accordance with the laws of the State of New York as such laws apply to contracts made and to be performed entirely within the State of New York.

If this Note is not paid when due, the Lender may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial proceedings as the Lender shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement under this Note or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally, waive presentment and demand for payment, protest, notice of protest and nonpayment, notice of the intention to accelerate, notice of acceleration, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, releases, or changes.

In case any provision in this Note shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

In any case where any date provided herein shall not be a business day, then (notwithstanding any other provision of this Note) the event required or permitted on such date shall be required or permitted, as the case may be, on the next succeeding business day with the same force and effect as if made on the date upon which such event was required or permitted pursuant hereto.

No delay or omission of Lender to exercise any right or remedy accruing upon any event of default shall impair any such right or remedy or constitute a waiver of any such event or default or any acquiescence therein. Every right or remedy given hereby or by law may be exercised from time to time, and as often as may be deemed expedient.

In Witness Whereof, the undersigned hereby executes this Promissory Note as of the date first above written.

Warp Technology Holdings, Inc. By:	ACKNOWLEDGED AND ACCEPTED “LENDER” By:
Its:	Its: